Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
908-672-1321 (mobile)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA REPORTS SECOND FISCAL QUARTER 2006 RESULTS

—Product Sales Rose 9.2 Percent Year-Over-Year

—Company Generates $169 Million in Operating Cash Flow in the Quarter

—Share Repurchase Program Continues: Diluted Common Shares Reduced

By Four Percent Since Program Inception

FOR IMMEDIATE RELEASE: WEDNESDAY, APRIL 26, 2006

BASKING RIDGE, N. J. – Avaya Inc., (NYSE:AV) a leading global provider of business communications applications, systems and services, today reported income from continuing operations of $38 million or eight cents per diluted share in the second fiscal quarter of 2006, which includes a restructuring charge of $20 million pre-tax, or three cents per diluted share after-tax, related to severance and other employee termination costs associated with headcount reductions in Europe.

In the same quarter last year the company reported income from continuing operations of $36 million or seven cents per diluted share.

The company’s second fiscal quarter 2006 revenues increased 1.3 percent to $1.238 billion. On a constant currency basis second fiscal quarter 2006 revenues increased 3.4 percent. The company’s operating income for the quarter was $53 million. Avaya generated $169 million in operating cash flow and had $745 million in cash at the end of the quarter.

“Product sales rose 9.2 percent overall and 14 percent in the United States. We shipped our nine millionth IP line during the quarter,” said Don Peterson, chairman and CEO, Avaya. “However, product supply delays continued to constrain sales growth. A key priority is to resolve the supply issue and better serve our customers.”

Share Repurchase Program

Avaya said it repurchased 9.5 million shares of common stock during the second fiscal quarter at an average price of $10.90, or a total of $103 million. Since the inception of the company’s share repurchase program during the second fiscal quarter of 2005, Avaya has repurchased a total of 28.9 million shares at an average price of $10.37, or a total of $300 million. Since the inception of the program, the company has reduced its diluted common shares by four percent.

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Year-To-Date Results

For the first six months of fiscal 2006, Avaya reported income from continuing operations of $109 million or 23 cents per diluted share compared to income from continuing operations of $69 million or 15 cents per diluted share for the first six months of 2005. Revenues for the first six months of fiscal 2006 were $2.487 billion compared to $2.370 billion last year. The first six months of fiscal 2006 include a full period’s results from Tenovis, compared to a partial period last year. The company generated operating cash flow of $275 million in the first six months of fiscal 2006 compared to $60 million in the year ago period.

The Company said that based on the information it has today, and assuming no major changes in foreign currency exchange rates and the resolution of product supply issues, it would expect to see growth in revenues in the second half of fiscal 2006 on both a sequential basis compared to the first half of fiscal 2006, and on a year over year basis compared to the second half of fiscal 2005.

Second Fiscal Quarter Highlights

Since the end of the last quarter, Avaya has announced several customer wins, market share updates, alliance partnerships and new solution offers.

Awards and Recognition

•                  Avaya one-X Quick Edition, won the Best In VoiceCon® Award. VoiceCon® 2006 is the leading conference and exhibition for enterprise voice, IP Telephony and convergence in North America.

•                  Avaya took top honors as Miercom’s “Best in Test” for its IP telephony solution for small to medium businesses, adding to its first place win for “high end” IP telephony systems in a January 2006 review.

•                  Avaya was named the leader in U.S. Enterprise Telephony for the fourth quarter of 2005 according to InfoTech’s InfoTrack for Enterprise Communications, Fourth Quarter 2005 Report. The report is based on analysis of telephony line shipment data.

2006 FIFA World Cup™ Network

•                  Avaya began installing the network for the 2006 FIFA World Cup™ games in Germany this June. The installation began in Cologne and Hamburg to prepare for FIFA integration testing. The converged network combines voice and data on the same infrastructure, which reduces costs and simplifies network administration. The network will connect the 12 FIFA World Cup Stadiums, the stadium media centers and FIFA headquarters in Berlin. Players, coaches, volunteers and fans will use the Avaya network to accredit players and journalists, report results, track materials supplies, confirm hotel accommodations, arrange transportation, manage ticketing, and maintain security systems.

Customers

•                  Ping An Insurance, China’s second largest life insurer, will implement IP telephony solutions including our enterprise conferencing and collaboration capabilities. Avaya Global Services will also provide Network Analysis and network optimization and project management services.

•                  During the Torino Olympic Winter Games, NBC Olympics used an Avaya IP telephony solution to provide communication capabilities linking the International Broadcast Center and NBC’s Field Shop with sports venues in Torino, Italy, NBC Olympics headquarters in Stamford, Conn., and NBC Studios at 30 Rockefeller Center in New York. This is the fourth consecutive Olympics Games at which Avaya provided services to NBC.

Alliances

•                  Avaya and Microsoft Corp. announced their intent to develop open standards, Session Initiation Protocol (SIP)-based interoperability between Avaya MultiVantage® Communications Applications and Microsoft Office Communicator, the unified communications client for Microsoft® Office Live Communications Server 2005.

•                  Avaya and Samsung Electronics announced a strategic alliance to collaborate on the joint development and marketing of IP communications solutions to businesses globally. This collaboration will drive the delivery of enhanced IP convergence products and mobility solutions that integrate both companies’ technologies.

•                  Avaya extended its flagship IP telephony software, Avaya Communication Manager to the popular Nokia Series 80 smart phones, such as the Nokia 9300, Nokia 9300i and the Nokia 9500 Communicator. The software lets workers use a single mobile device that contains key functions usually found on a desktop business phone.

New Solutions and Initiatives

•                  Avaya introduced Avaya one-X™ Quick Edition, an innovative SIP-based, peer-to-peer solution that is simple to set up and use. All the software is in the phone, with no need for a communications server or advanced installation skills.

•                  A new Avaya Software and Custom Application Practice will address the market movement toward Services Oriented Architecture, a software architecture that can make it easier to disaggregate and rearrange pieces of software for more flexible access to applications in a Web Services model.

•                  The company selected Frankfurt, Germany for a new Global Centre of Excellence dedicated to product and solution development efforts in critical areas, including DECT technology, handset design and contact centre applications. Avaya also established a compatibility testing lab in Germany to support continued global growth of its DeveloperConnection program, which promotes development, testing and co-marketing of third-party products that are compatible with Avaya solutions.

•                  In a successful test, Avaya linked an F-15E fighter jet in flight with a remote government command center in California and a general at the Pentagon via a multiparty, IP conference call. In addition to the multiparty conference call, successful tests were completed using Avaya’s IP telephony network to call an in-flight, E-2C Hawkeye surveillance aircraft equipped with an Avaya IP Softphone. Communication has previously been limited to two-party calls using ‘push to talk’ radios, with critical information relayed from one party to the next.

Forward Looking Statements

Certain statements made in the earnings conference call are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding Avaya’s expected performance and outlook for operating results are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to:

•                       supply issues related to our outsourced manufacturing operations;

•                       price and product competition;

•                       rapid or disruptive technological development, including the effects of the technology shift from traditional TDM to IP telephony;

•                       dependence on new product development;

•                       the mix of our products and services;

•                       customer demand for our products and services, including risks specifically associated with the services business and, in particular, the maintenance and rental and managed services lines of business, primarily due to renegotiations of customer contracts and changes in scope, pricing pressures and cancellations;

•                       general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations;

•                       risks related to inventory, including warranty costs, obsolescence charges, excess capacity, material and labor costs, and our distributors’ decisions regarding their own inventory levels;

•                       the economic, political and other risks associated with international sales and operations, including increased exposure to currency fluctuations and to European economies as a result of our acquisition of Tenovis;

•                       the ability to successfully integrate acquired companies, including Tenovis, which has required significant management time and attention;

•                       the ability to attract and retain qualified employees;

•                       control of costs and expenses;

•                       U.S. and non-U.S. government regulation; and

•                       the ability to form and implement alliances.

For a further list and description of such risks and uncertainties, see the reports filed by Avaya with the SEC, which are available at www.sec.gov, particularly the information contained in Part I, Item 1, entitled “Forward Looking Statements,” of our fiscal 2006 Form 10-Q for the first quarter. Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the company’s results as determined by accounting principles generally accepted in the United States (GAAP), the company has also disclosed “net cash” in the supplementary materials accompanying the conference call discussing second quarter earnings results. Net cash is a non-GAAP financial measure which management believes provides useful information to investors.

The rationale for managements’ use of this non-GAAP measure is included as part of the Form 8-K furnished to the SEC today. The reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measures is included as part of the supplementary materials presented with the second quarter earnings materials. The supplementary materials are available on the Avaya investor relations website at www.avaya.com/investors and will be included in a subsequent filing of a Form 8-K with the SEC.

Conference Call and Webcast

Avaya will host a conference call with a listen-only Q&A session to discuss these results at 5:00 p.m. EDT on Wednesday, April 26, 2006. To ensure you are on the call from the start, we suggest you access the call 10-15 minutes early by dialing:

Within and outside the United States: 706-634-2454.

For those unable to participate, there will be a playback available from 8:00 p.m. EDT April 26, through May 3, 2006. For the replay, if you are calling from within the United States, please dial 800-642-1687. If you are calling from outside the United States, please dial 706-645-9291. The passcode for the replay is 7378848.

WEBCAST Information: Avaya will webcast this conference call live, with a listen-only Q&A session. To ensure that you are on the webcast, we suggest that you access our website (www.avaya.com/investors)  10-15 minutes prior to the start. Supplementary materials accompanying the conference call are available at the same location. Following the live webcast, a replay will be available on our archives at the same web address.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services – Avaya helps customers leverage existing and new networks to achieve superior business results. For more information visit the Avaya website: http://www.avaya.com.

Avaya Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited; Dollars and Shares in Millions, except per share amounts)

	For the three months ended		For the six months ended
	March 31,		March 31,
	2006	2005	2006	2005
REVENUE
Sales of products	$593	$543	$1,184	$1,097
Services	487	498	988	975
Rental and managed services	158	181	315	298
	1,238	1,222	2,487	2,370
COST
Sales of products	275	245	552	490
Services	317	339	638	647
Rental and managed services	68	75	130	127
	660	659	1,320	1,264
GROSS MARGIN	578	563	1,167	1,106

OPERATING EXPENSES
Selling, general and administrative	399	406	784	763
Research and development	106	105	203	203
Restructuring charges	20	—	20	—
TOTAL OPERATING EXPENSES	525	511	1,007	966

OPERATING INCOME	53	52	160	140
Other income (expense), net	6	—	11	(38)
Interest expense	(2)	(5)	(3)	(15)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	57	47	168	87

Provision for income taxes	19	11	59	18
INCOME FROM CONTINUING OPERATIONS	38	36	109	69

(LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES	—	—	—	(2)

NET INCOME	$38	$36	$109	$67

EARNINGS PER SHARE - BASIC
Earnings per share from continuing operations	$0.08	$0.08	$0.23	$0.15
(Loss) per share from discontinued operations	—	—	—	(0.01)
EARNINGS PER SHARE	$0.08	$0.08	$0.23	$0.14

EARNINGS PER SHARE - DILUTED
Earnings per share from continuing operations	$0.08	$0.07	$0.23	$0.15
(Loss) per share from discontinued operations	—	—	—	(0.01)
EARNINGS PER SHARE	$0.08	$0.07	$0.23	$0.14

Weighted Average Shares Outstanding - Basic shares	466	480	469	470
Weighted Average Shares Outstanding - Diluted shares	472	493	475	493

Avaya Inc. and Subsidiaries

Consolidated Balance Sheets

As of March 31, 2006 and September 30, 2005

(Unaudited; Dollars in Millions, except per share amounts)

	March 31, 2006	September 30, 2005 (a)
ASSETS
Current assets:
Cash and cash equivalents	$745	$750
Accounts Receivable less allowances of $51 and $58 as of March 31, 2006 and September 30, 2005, respectively	799	862
Inventory	292	288
Deferred tax asset, net	133	143
Other current assets	181	128
TOTAL CURRENT ASSETS	2,150	2,171

Property, plant and equipment, net	708	738
Deferred tax asset, net	866	911
Intangible assets (b)	307	337
Goodwill (c)	916	914
Other assets	168	148
TOTAL ASSETS	$5,115	$5,219

LIABILITIES
Current liabilities:
Accounts payable	$383	$402
Debt maturing within one year	5	5
Payroll and benefit obligations	262	300
Deferred revenue	271	244
Other current liabilities	316	368
TOTAL CURRENT LIABILITIES	1,237	1,319

Long-term debt	24	25
Benefit obligations	1,588	1,561
Deferred tax liability, net	83	96
Other liabilities	273	257
TOTAL NON-CURRENT LIABILITIES	1,968	1,939

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Series A junior participating preferred stock, par value $1.00 per share, 7.5 million shares authorized; none issued and outstanding	—	—
Common stock, par value $0.01 per share, 1.5 billion shares authorized, 461,815,717 and 471,328,963 issued (including 360,150 and 207,053 treasury shares) as of March 31, 2006 and September 30, 2005, respectively	5	5
Additional paid-in capital	2,735	2,895
Retained earnings (accumulated deficit)	56	(53)
Accumulated other comprehensive loss	(882)	(883)
Less treasury stock at cost	(4)	(3)
TOTAL STOCKHOLDERS’ EQUITY	1,910	1,961
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,115	$5,219

Notes to the Balance Sheets:

(a)          Certain prior year amounts have been reclassified to conform to the current period presentation.

(b)         Intangible assets include $208 million related to Tenovis and $31 million related to Spectel as of March 31, 2006.

(c)          Goodwill includes $563 million related to Tenovis, $65 million related to Spectel and $26 million related to Nimcat as of March 31, 2006.

Avaya Inc. and Subsidiaries

Operating Segments

Revenue and Operating Income from Continuing Operations

Quarterly Trend

(Unaudited; Dollars in Millions)

REVENUE

	For the Fiscal Year Ended					For the Fiscal Year Ended
	September 30, 2005					September 30, 2006
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Global Communications Solutions	$592	$625	$648	$707	$2,572	$661	$661			$1,322
Avaya Global Services	556	597	588	589	2,330	588	577			1,165
Corporate	—	—	—	—	—	—	—			—
Total Avaya	$1,148	$1,222	$1,236	$1,296	$4,902	$1,249	$1,238	$—	$—	$2,487

OPERATING INCOME FROM CONTINUING OPERATIONS

	For the Fiscal Year Ended					For the Fiscal Year Ended
	September 30, 2005					September 30, 2006
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Global Communications Solutions	$25	$(12)	$1	$43	$57	$43	$32			$75
Avaya Global Services	56	27	37	46	166	60	41			101
Corporate: (A)	7	37	38	(7)	75	4	(20)			(16)
Total Avaya	$88	$52	$76	$82	$298	$107	$53	$—	$—	$160

(A) The segments are managed as two individual businesses and, as a result, include certain allocated costs and expenses of shared services, such as information technology, human resources, legal and finance. At the beginning of each fiscal year, the amount of certain corporate overhead expenses, including targeted annual incentive awards, to be charged to operating segments is determined and fixed for the entire year in the annual plan. The annual incentive award accrual is adjusted quarterly based on actual year to date results and those estimated for the remainder of the year. This adjustment of the annual incentive award accrual, as well as any other over/under absorption of corporate overheads against plan is recorded and reported within the Corporate caption. For the second quarter of Fiscal 2006, Corporate also includes the restructuring charges associated with the fiscal 2006 EMEA restructuring.

Avaya Inc. and Subsidiaries

Condensed Statements of Cash Flows

For the Six Months Ended March 31, 2006 and 2005

(Unaudited; Dollars in Millions)

	For the six months ended		For the six months ended
	March 31, 2006		March 31, 2005

Net cash provided by operating activities of continuing operations	$275		$60

Net cash (used in) investing activities of continuing operations	(99	)(a)	(450	)(a)

Net cash (used in) financing activities of continuing operations	(179	)(b)	(380	)(b)

Effect of exchange rate changes on cash and cash equivalents	(2)		8

Net decrease in cash and cash equivalents	(5)		(762)

Cash and cash equivalents at beginning of fiscal year	750		1,617

Cash and cash equivalents at end of period	$745		$855

(a)     Includes capital expenditures of $54 and $56 and capitalized software development costs of $37 and $27 for the six months ended March 31, 2006 and 2005, respectively.

Includes $383 relating to acquisition of businesses, net of cash acquired for the six months ended March 31, 2005.

(b)    Includes $193 related to the repurchase of common stock for the six months ended March 31, 2006.

Includes $314 related to the repurchase of the senior notes and $103 related to the partial repayment of the secured floating rate notes for the six months ended March 31, 2005.

Avaya Inc. and Subsidiaries

Supplemental Revenue Tables

(Unaudited, Dollars in Millions)

Revenue by Geography

					Second Fiscal Quarter
							Mix
2Q05	3Q05	4Q05	1Q06	Dollars in millions	2006	2005	2006	2005	Change
$689	$717	$768	$734	U.S.	$719	$689	58%	56%	$30	4.4%
				Outside the U.S:

387	377	378	364	EMEA - Europe/Middle East/Africa	356	387	29%	32%	(31)	-8.0%
89	83	90	87	APAC - Asia Pacific	99	89	8%	7%	10	11.2%
57	59	60	64	Americas, non-U.S.	64	57	5%	5%	7	12.3%
533	519	528	515	Total outside the U.S.	519	533	42%	44%	(14)	-2.6%
$1,222	$1,236	$1,296	$1,249	Total revenue	$1,238	$1,222	100%	100%	$16	1.3%

Revenue by Type

					Second Fiscal Quarter
							Mix
2Q05	3Q05	4Q05	1Q06	Dollars in millions	2006	2005	2006	2005	Change
$543	$566	$631	$591	Sales of products	$593	$543	48%	44%	$50	9.2%
498	497	499	501	Services	487	498	39%	41%	(11)	-2.2%
181	173	166	157	Rental and managed services (a)	158	181	13%	15%	(23)	-12.7%
$1,222	$1,236	$1,296	$1,249	Total revenue	$1,238	$1,222	100%	100%	$16	1.3%

Sales of Products by Channel

					Second Fiscal Quarter
							Mix
2Q05	3Q05	4Q05	1Q06	Dollars in millions	2006	2005	2006	2005	Change
$265	$279	$322	$268	Direct	$250	$265	42%	49%	$(15)	-5.7%
278	287	309	323	Indirect	343	278	58%	51%	65	23.4%
$543	$566	$631	$591	Total sales of products	$593	$543	100%	100%	$50	9.2%

GCS Revenue by Class

					Second Fiscal Quarter
							Mix
2Q05	3Q05	4Q05	1Q06	Dollars in millions	2006	2005	2006	2005	Change
$393	$393	$445	$413	Large Communications Systems	$414	$393	63%	63%	$21	5.3%
78	93	91	88	Small Communications Systems	94	78	14%	13%	16	20.5%
145	151	164	151	Converged Voice Applications	141	145	21%	23%	(4)	-2.8%
9	11	7	9	Other	12	9	2%	1%	3	33.3%
$625	$648	$707	$661	Total revenue - GCS	$661	$625	100%	100%	$36	5.8%

AGS Revenue by Class

					Second Fiscal Quarter
							Mix
2Q05	3Q05	4Q05	1Q06	Dollars in millions	2006	2005	2006	2005	Change
$377	$381	$375	$380	Maintenance (b)	$366	$377	63%	63%	$(11)	-2.9%
123	118	125	123	Implementation and integration services (b)	120	123	21%	21%	(3)	-2.4%
96	88	87	85	Managed services (b)	90	96	16%	16%	(6)	-6.3%
1	1	2	—	Other (b)	1	1	0%	0%	—	0.0%
$597	$588	$589	$588	Total revenue - AGS	$577	$597	100%	100%	$(20)	-3.4%

(a) The services portion falls within the managed services line in the AGS Revenue by Class chart and the product portion is spread among the applicable line items in the GCS Revenue by Class chart.

(b)  Prior year revenue amounts have been reclassified to conform to current interim period presentation.

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